Exhibit 4.1

FIRST AMENDMENT

TO

WARRANT AGREEMENT

THIS FIRST AMENDMENT TO WARRANT AGREEMENT (this “Amendment”) is entered into as of March 26, 2012, by and between HERCULES TECHNOLOGY GROWTH CAPITAL, INC. (the “Warrantholder”) and NEUROGESX, INC. (the “Company”).

RECITALS

The Company and the Warrantholder are parties to a Warrant Agreement dated as of August 5, 2011 (the “Warrant”). Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned to such terms in the Warrant. The parties desire to amend the Warrant as set forth in this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. The number of shares of Common Stock that the Warrantholder is entitled to purchase under the Warrant shall be increased to One Million Nine Hundred Fifty Thousand (1,950,000) (subject to adjustment as provided in the Warrant) and the Exercise Price shall be reduced to $0.50 (subject to adjustment as provided in the Warrant). In furtherance of the foregoing, the number referenced in the first paragraph of Section 1 of the Warrant is hereby replaced with “One Million Nine Hundred Fifty Thousand (1,950,000)” and the term “Exercise Price” set forth in Section 1 of the Warrant is amended in its entirety to read as follows:

“Exercise Price” means $0.50 per share

2. Section 9(h) of the Warrant is hereby deleted and replaced by a new Section 9(h) to read as follows:

(h) Listing of Shares; SEC Filings. The Common Stock is listed for trading on the NASDAQ Global Market as of the Effective Date and the Company shall either maintain the listing of the Common Stock on the NASDAQ Global Market or NASDAQ Capital Market or ensure that the Common Stock is quoted on the OTCBB, OTCQB or OTCQX through the Warrant Term. The Company will timely file with the SEC (subject to appropriate extensions made under Rule 12b-25 of the 1934 Act) any annual, quarterly and other reports (other than current reports on Form 8-K) required pursuant to Section 13 or 15(d) of the 1934 Act.

3. The Company hereby represents and warrants to the Warrantholder that:

(a) The execution and delivery by the Company of this Amendment and the performance of all obligations of the Company under the Warrant, as amended by this Amendment (the “Amended Warrant”), including the issuance to Warrantholder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company. This Amendment and the Amended Warrant: (1) does not violate the Company’s Charter or current bylaws; (2) does not contravene any law or governmental rule, regulation or order applicable to it; and (3) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. Each of this Amendment and the Amended Warrant constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

(b) As of March 15 , 2012:

(i) The authorized capital of the Company consists of (A) 100,000,000 shares of Common Stock, of which 32,896,871 shares are issued and outstanding, and (B) 10,000,000 shares of Preferred Stock, of which 0 (zero) shares are issued and outstanding, and 0 (zero) shares are convertible into Common Stock.

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(ii) The Company has reserved 6,567,035 shares of Common Stock in aggregate for issuance under its 2000 Stock Incentive Plan and 2007 Stock Plan, under which an aggregate of 5,181,757 options or other equity awards are outstanding. Additionally, the Company has reserved 1,000,000 shares of Common Stock in aggregate for issuance under its 2011 Inducement Stock Plan, under which 600,000 options or other equity awards are outstanding. Also, the Company has reserved 1,992,239 shares of Common Stock for issuance under its 2007 Employee Stock Purchase Plan. In addition, warrants for the purchase of 7,932,295 shares of Common Stock are outstanding. There are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities of the Company.

(iii) No stockholder of the Company has preemptive rights to purchase the shares of Common Stock issuable upon exercise or conversion of the Amended Warrant.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. Except as amended hereby, the Warrant remains in full force and effect.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment to Warrant as of the first date above written.

NEUROGESX, INC.

By:	/s/ Stephen Ghiglieri

Title:	EVP, COO & CFO

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:	/s/ K. Nicholas Martitsch

Title:	Associate General Counsel

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